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                                                                  EXHIBIT 10.118


February 5, 2001

Richard P. Knight
Crescent Operating, Inc.
306 W. 7th Street, Suite 1000
Fort Worth, Texas 76102


                                   Re: Arrangement regarding Severance Payment

Dear Rick:

Because of your status as the Chief Financial Officer of Crescent Operating and Crescent Machinery Company (collectively referred to as "Crescent"), you are familiar with discussions between Crescent Operating and Crescent Real Estate Equities Limited Partnership concerning a possible transaction opportunity which was made possible by the REIT Modernization Act. The possibility of this transaction has been disclosed in our periodic SEC filings, but since the matter at this time remains completely in flux and unsettled, no details about the discussions have been made public.

Companies, like Crescent, engaged in discussions about a transaction or series of transactions which could materially alter the future direction of its business, find it especially important to be able to rely upon the continued efforts of key employees and officers. The risk to Crescent of losing valuable officers and employees just when they are most needed becomes an issue that must be addressed.

If you continue your current relationship with Crescent as an officer and employee through May 1, 2001, then upon the termination of your employment at any time after that date, whether voluntarily or involuntarily, Crescent Operating or Crescent Machinery Company will pay you the following severance fee: for the 12 month period ending on the first anniversary of the date of termination, Crescent Operating (i) will continue to pay your salary (but not bonus) at the higher of the annual rate in effect at the time of termination or the annual rate in effect as of the date of this letter and (ii) will continue your welfare benefits as in effect at the time of your termination.

Crescent's obligation to pay that severance fee is conditioned upon your agreement that, from and after the date of your termination, you will:

o        refrain from making any disparaging statements or comments about
         Crescent

o not attempt or encourage any person having a business or employment relationship with Crescent to discontinue or curtail that relationship


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o        except as may be required by law, not disclose to any person any confidential or proprietary information of Crescent acquired during the course of your employment

o resign from all other offices at any subsidiary or affiliate of Crescent Operating

o waive and release any and all claims you have or might have against Crescent arising out of or with respect to your employment with Crescent or the termination of your employment, except for the right to receive the severance payment described in this letter

o not encourage or assist any other person in any action against Crescent, and

o except as required by law, keep confidential the existence and contents of this letter and all instruments and documents relating to the subject matter of this letter.

To accept our offer, please sign and return this letter to us. If we have not received your signed letter within five business days from the date of your receipt of this letter, then we will assume that you have declined our offer and our offer will automatically terminate.

                                             Very truly yours,


CRESCENT OPERATING, INC.                     CRESCENT MACHINERY COMPANY


By:                                          By:
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Its:                                         Its:
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ACCEPTED AND AGREED:


----------------------------
Richard P. Knight

Dated:
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